Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2018 RESULTS

–	4Q 2018 diluted EPS of $1.24

–	4Q 2018 C&I adjusted diluted EPS of $1.39

–	4Q 2018 C&I Ending Net Finance Receivables of $16.2 billion

–	4Q 2018 C&I Net Charge-Off ratio of 6.3%

–	Initiating quarterly dividend of $0.25 per share

Evansville, IN, February 11, 2019 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $214 million and net income of $168 million for the fourth quarter of 2018, compared to $187 million and $39 million, respectively, in the prior year quarter. Net income for the fourth quarter of 2017 included approximately $81 million of additional tax expense, primarily reflecting the remeasurement of our deferred tax asset due to tax reform. Earnings per diluted share were $1.24 in the fourth quarter of 2018, compared to $0.29 in the prior year quarter.

Net income was $447 million for the full year of 2018, compared to $183 million for the full year of 2017, including the aforementioned additional tax expense in the prior year, due to tax reform. Earnings per diluted share were $3.29 in the full year of 2018, compared to $1.35 in the prior year.

OneMain's Board of Directors approved the initiation of a quarterly dividend of $0.25 per share, with the dividend to be paid on March 15, 2019 to shareholders of record as of the close of business on February 26, 2019.

"We produced great earnings and results in the fourth quarter of 2018, highlighted by robust profitability, disciplined growth, and strong credit performance." said Doug Shulman, President and CEO of OneMain. "We are confident in the stability and resiliency of our business, as demonstrated by our decision to institute a quarterly dividend. I am excited about the opportunities ahead of us."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $248 million and adjusted net income of $189 million for the fourth quarter of 2018, compared to $229 million and $144 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.39 for the fourth quarter of 2018, compared to $1.06 in the prior year quarter.

C&I generated adjusted net income of $688 million for the full year of 2018, compared to $480 million in the prior year. Adjusted earnings per diluted share were $5.06 for the full year of 2018, compared to $3.54 in the prior year.

Originations totaled $3.3 billion in the fourth quarter of 2018, up 4% from $3.1 billion in the prior year quarter. The percentage of secured originations was 53% in the fourth quarter of 2018, up from 44% in the prior year quarter.

Ending net finance receivables reached $16.2 billion at December 31, 2018, up 9% from $14.8 billion in the prior year. Secured receivables represented $1.4 billion of the increase in ending net finance receivables from the prior year and were 47% of ending net finance receivables at December 31, 2018, up from 43% in the prior year.

Average net finance receivables were $16.0 billion in the fourth quarter of 2018, up 10% from $14.6 billion in the prior year quarter.

Interest income in the fourth quarter of 2018 was $959 million, up from $875 million in the prior year quarter, reflecting higher average receivables.

Yield was 23.8% in the fourth quarter of 2018, consistent with the prior year quarter.

The provision for finance receivable losses was $275 million in the fourth quarter of 2018, up from $245 million in the prior year quarter, as a result of higher average receivables.

The 30-89 day delinquency ratio was 2.4% at December 31, 2018, up seasonally from 2.3% at September 30, 2018 and consistent with 2.4% at December 31, 2017.

The 90+ day delinquency ratio was 2.3% at December 31, 2018, up seasonally from 2.0% at September 30, 2018 and consistent with 2.3% at December 31, 2017.

The net charge-off ratio was 6.3% in the fourth quarter of 2018, up seasonally from 5.8% in the third quarter of 2018 and down from 6.4% in the prior year quarter.

Operating expense for the fourth quarter of 2018 was $312 million, up 4% from $299 million in the prior year quarter, primarily reflecting additional investment in our business during 2018.

Acquisitions and Servicing Segment (“A&S”)

A&S broke even in the fourth quarter of 2018 on an adjusted pretax income basis, consistent with the prior year quarter.

Other

During the fourth quarter of 2018, Other generated an adjusted pretax loss of $3 million, compared to an adjusted pretax loss of $7 million in the prior year quarter. Other consists of our non-originating legacy operations, which include our liquidating real estate loan portfolio. During the fourth quarter, we sold a portion of our real estate loans and recorded a net gain on the sale in other revenue. The remaining real estate loans are carried at $103 million compared to the unpaid principal balance of $169 million.

Funding and Liquidity

As of December 31, 2018, the company had principal debt balances outstanding of $15.5 billion, 48% of which was secured and 52% of which was unsecured. The company had $679 million of cash and cash equivalents, which included $226 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes. The company had undrawn revolving conduit facilities of approximately $6.0 billion and $7.6 billion of unencumbered personal loans.

Use of Non-GAAP Financial Measures
We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves, and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net losses resulting from repurchases and repayments of debt, restructuring charges, net loss on sale of real estate loans, and non-cash incentive compensation expense. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our fourth quarter 2018 results and other general matters at 8:00 am Eastern Time on Tuesday, February 12, 2019. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 3296455, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 3296455, beginning approximately four hours after the event. The replay of the conference call will be available via audio webcast through February 26, 2019. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; our strategy of increasing the proportion of secured loans may lead to declines in or slower growth in our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; our decentralized branch loan approval process could expose us to greater than historical delinquencies and charge-offs; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks; or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, lack of customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our ability be unable to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; any failure to achieve the SpringCastle Portfolio performance requirements, which could, among other things, cause us to lose our loan servicing rights over the SpringCastle Portfolio; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our common stock and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended			Year Ended
(unaudited, $ in millions, except per share amounts)	12/31/18	9/30/18	12/31/17	12/31/18	12/31/2017

Interest Income:
Finance charges	$954	$930	$854	$3,645	$3,183
Finance receivables held for sale originated as held for investment	4	3	3	13	13
Total interest income	958	933	857	3,658	3,196

Interest expense	(229)	(227)	(204)	(875)	(816)
Provision for finance receivable losses	(278)	(256)	(231)	(1,048)	(955)
Net interest income after provision for finance receivable losses	451	450	422	1,735	1,425

Other Revenues:
Insurance	111	106	106	429	420
Investment	16	18	15	66	73
Net gain on sale of real estate loans	18	—	—	18	—
Net loss on repurchases and repayments of debt	—	—	—	(9)	(29)
Other (1)	8	20	25	70	96
Total other revenues	153	144	146	574	560

Other Expenses
Operating expenses:
Salaries and benefits (2)	(206)	(197)	(195)	(903)	(757)
Acquisition-related transaction and integration expenses	(6)	(9)	(10)	(54)	(69)
Other operating expenses	(131)	(141)	(131)	(536)	(544)
Insurance policy benefits and claims	(47)	(48)	(45)	(192)	(184)
Total other expenses	(390)	(395)	(381)	(1,685)	(1,554)
Income before income taxes	214	199	187	624	431
Income taxes (3)	(46)	(51)	(148)	(177)	(248)
Net income	$168	$148	$39	$447	$183

Share Data:
Weighted average number of diluted shares:	136.2	136.1	135.9	136.0	135.7
Diluted EPS	$1.24	$1.09	$0.29	$3.29	$1.35

Note: Year-to-Date may not sum due to rounding.
(1) 4Q18 and YE 2018 include the fair value impairment of the remaining loans in held for sale after the 4Q18 real estate loan sale.
(2) YE 2018 includes $106 million of incentive compensation expense associated with the Fortress transaction, this expense was non-cash, equity neutral and not tax deductible. See our 2Q18 Earnings Release for more information.

(3) 4Q17 and YE 2017 includes a one-time impact of tax reform. See our 4Q17 Earnings Release for more information.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017

Assets
Cash and cash equivalents	$679	$1,243	$987
Investment securities	1,694	1,707	1,697
Net finance receivables:
Personal loans	16,164	15,750	14,823
Other receivables (1), (2)	—	—	134
Net finance receivables	16,164	15,750	14,957
Unearned insurance premium and claim reserves	(662)	(631)	(590)
Allowance for finance receivable losses	(731)	(706)	(697)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,771	14,413	13,670
Finance receivables held for sale (2)	103	207	132
Restricted cash and restricted cash equivalents	499	495	498
Goodwill	1,422	1,422	1,422
Other intangible assets	388	398	440
Other assets	534	583	587
Total assets	$20,090	$20,468	$19,433

Liabilities and Shareholders’ Equity
Long-term debt	$15,178	$15,731	$15,050
Insurance claims and policyholder liabilities	685	689	737
Deferred and accrued taxes	45	24	45
Other liabilities	383	384	323
Total liabilities	16,291	16,828	16,155

Common stock	1	1	1
Additional paid-in capital	1,681	1,678	1,560
Accumulated other comprehensive income (loss)	(34)	(22)	11
Retained earnings	2,151	1,983	1,706
Total shareholders’ equity	3,799	3,640	3,278
Total liabilities and shareholders’ equity	$20,090	$20,468	$19,433

(1) Other Receivables consist of Real Estate Loans and Retail Sales Finance, which were reported separately in prior periods.
(2) On September 30, 2018, the company transferred all of the real estate loans from Other Receivables to Finance Receivables Held for Sale.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Non-TDR Net Finance Receivables	$15,711	$15,340	$14,590	$15,711	$14,590
TDR Net Finance Receivables	453	410	367	453	367
Net Finance Receivables	$16,164	$15,750	$14,957	$16,164	$14,957

Average Net Receivables	$15,964	$15,695	$14,738	$15,471	$14,057
Average Daily Debt Balances	15,516	15,743	14,696	15,444	14,224
Origination Volume	3,268	2,899	3,132	11,923	10,537

Non-TDR Allowance	$561	$546	$550	$561	$550
TDR Allowance	170	160	147	170	147
Allowance	$731	$706	$697	$731	$697

Non-TDR Allowance Ratio	3.6%	3.6%	3.7%	3.6%	3.7%
TDR Allowance Ratio	37.5%	39.0%	39.9%	37.5%	39.9%
Allowance Ratio	4.5%	4.5%	4.7%	4.5%	4.7%

Gross Charge-Off	$280	$256	$256	$1,104	$1,054
Recoveries	(26)	(27)	(24)	(113)	(107)
Net Charge-Off	$254	$229	$232	$991	$947

Gross Charge-Off Ratio	7.0%	6.5%	6.9%	7.1%	7.5%
Recoveries	(0.7)%	(0.7)%	(0.7)%	(0.7)%	(0.8)%
Net Charge-Off Ratio	6.3%	5.8%	6.3%	6.4%	6.7%

30-89 Delinquency	$390	$367	$372	$390	$372
30+ Delinquency	753	687	729	753	729
60+ Delinquency	524	472	517	524	517
90+ Delinquency	363	320	357	363	357

30-89 Delinquency Ratio	2.4%	2.3%	2.5%	2.4%	2.5%
30+ Delinquency Ratio	4.7%	4.4%	4.9%	4.7%	4.9%
60+ Delinquency Ratio	3.3%	3.0%	3.5%	3.3%	3.5%
90+ Delinquency Ratio	2.3%	2.0%	2.4%	2.3%	2.4%

Note: Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

As of

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017

Liquidity
Cash and cash equivalents	$679	$1,243	$987
Unencumbered personal loans	7,607	6,646	5,007
Undrawn conduit facilities	5,950	5,800	5,050

Total Assets	$20,090	$20,468	$19,433
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(388)	(398)	(440)
Tangible Managed Assets	$18,280	$18,648	$17,571

Long-term debt	$15,178	$15,731	$15,050
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$15,006	$15,559	$14,878

Total Shareholders' Equity	$3,799	$3,640	$3,278
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(388)	(398)	(440)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$2,161	$1,992	$1,588

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	6.9	x	7.8	x	9.4	x

Adjusted Tangible Common Equity to Tangible Managed Assets	11.8%	10.7%	9.0%

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Revenue (1)	26.7%	26.2%	26.0%	26.1%	25.4%
Net Charge-Off	(6.3)%	(5.8)%	(6.2)%	(6.4)%	(6.7)%
Risk Adjusted Margin	20.3%	20.4%	19.8%	19.7%	18.7%
Operating Expenses	(8.6)%	(8.8)%	(9.1)%	(9.7)%	(9.7)%
Unlevered Return on Receivables	11.7%	11.6%	10.7%	10.1%	9.0%
Interest Expense	(5.7)%	(5.8)%	(5.5)%	(5.7)%	(5.8)%
Change in Allowance	(0.6)%	(0.7)%	(0.1)%	(0.4)%	(0.1)%
Income Tax Expense (2)	(1.2)%	(1.3)%	(4.0)%	(1.1)%	(1.8)%
Return on Receivables	4.3%	3.8%	1.1%	2.9%	1.3%

Note: All ratios are based on consolidated results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 37% statutory tax rate for 2017 and 24% for 2018.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Total interest income	$959	$935	$875	$3,677	$3,305

Interest expense	(220)	(218)	(195)	(844)	(765)
Provision for finance receivable losses	(275)	(253)	(245)	(1,047)	(963)
Net interest income after provision for finance receivable losses	464	464	435	1,786	1,577

Insurance	111	106	106	429	420
Investment	16	21	18	71	88
Other	16	13	14	58	57
Total other revenues	143	140	138	558	565

Operating expenses	(312)	(320)	(299)	(1,247)	(1,197)
Insurance policy benefits and claims	(47)	(49)	(45)	(192)	(185)
Total other expenses	(359)	(369)	(344)	(1,439)	(1,382)

Adjusted pretax income (non-GAAP)	248	235	229	905	760

Income taxes (1)	(59)	(56)	(85)	(217)	(280)

Adjusted net income (non-GAAP)	$189	$179	$144	$688	$480

Weighted average number of diluted shares	136.2	136.1	135.9	136.2	135.7
C&I adjusted diluted EPS (2)	$1.39	$1.31	$1.06	5.06	3.54

Note: Year-to-Date may not sum due to rounding.
(1) Income taxes assume a 37% statutory tax rate for 2017 periods and 24% for 2018 periods.
(2) C&I adjusted diluted EPS is calculated as the adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Non-TDR Net Finance Receivables	$15,640	$15,253	$14,339	$15,640	$14,339
TDR Net Finance Receivables	555	524	481	555	481
Net Finance Receivables (1)	$16,195	$15,777	$14,820	$16,195	$14,820

Average Net Receivables	$15,994	$15,619	$14,589	$15,401	$13,860
Origination Volume	3,268	2,899	3,133	11,923	10,537

Non-TDR Allowance	$563	$551	$533	$563	$533
TDR Allowance	210	202	191	210	191
Allowance (1)	$773	$753	$724	$773	$724

Non-TDR Allowance Ratio	3.6%	3.6%	3.7%	3.6%	3.7%
TDR Allowance Ratio	37.7%	38.6%	39.7%	37.7%	39.7%
Allowance Ratio	4.8%	4.8%	4.9%	4.8%	4.9%

Gross Charge-Off	$285	$260	$264	$1,127	$1,100
Recoveries	(30)	(31)	(28)	(129)	(129)
Net Charge-Off	$255	$229	$236	$998	$971

Gross Charge-Off Ratio	7.1%	6.6%	7.2%	7.3%	7.9%
Recoveries	(0.8)%	(0.8)%	(0.8)%	(0.8)%	(0.9)%
Net Charge-Off Ratio	6.3%	5.8%	6.4%	6.5%	7.0%

30-89 Delinquency	$393	$369	$362	$393	$362
30+ Delinquency	758	691	701	758	701
60+ Delinquency	527	475	496	527	496
90+ Delinquency	365	322	339	365	339

30-89 Delinquency Ratio	2.4%	2.3%	2.4%	2.4%	2.4%
30+ Delinquency Ratio	4.7%	4.4%	4.7%	4.7%	4.7%
60+ Delinquency Ratio	3.3%	3.0%	3.4%	3.3%	3.4%
90+ Delinquency Ratio	2.3%	2.0%	2.3%	2.3%	2.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Revenue (1)	26.4%	26.3%	26.5%	26.2%	26.6%
Net Charge-Off	(6.3)%	(5.8)%	(6.4)%	(6.5)%	(7.0)%
Risk Adjusted Margin	20.1%	20.5%	20.1%	19.8%	19.6%
Operating Expenses	(7.8)%	(8.2)%	(8.2)%	(8.1)%	(8.6)%
Unlevered Return on Receivables	12.3%	12.3%	11.9%	11.7%	10.9%
Interest Expense	(5.5)%	(5.6)%	(5.3)%	(5.5)%	(5.5)%
Change in Allowance	(0.5)%	(0.7)%	(0.2)%	(0.3)%	0.1%
Income Tax Expense (2)	(1.5)%	(1.4)%	(2.4)%	(1.4)%	(2.0)%
Return on Receivables	4.7%	4.6%	4.0%	4.5%	3.5%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 37% statutory tax rate for 2017 and 24% for 2018.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Portfolio Servicing Fees from SpringCastle	$7	$8	$10	$33	$40
Other	—	—	—	—	2
Total Other Revenues	7	8	10	33	42

Total Other Expenses	(7)	(8)	(10)	(32)	(41)

Adjusted pretax income (non-GAAP)	$—	$—	$—	$1	$1

Note:	Acquisitions & Servicing financial information is presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/2018	9/30/2018	12/31/2017	12/31/2018	12/31/2017

Interest Income:
Finance Charges	$—	$2	$3	$7	$12
Finance Receivables Held for Sale	4	2	2	10	11
Total Interest Income	4	4	5	17	23

Interest Expense	(4)	(4)	(5)	(17)	(21)
Provision for Finance Receivable Losses (1)	—	—	—	5	(7)
Net Interest Income after Provision for Finance Receivable Losses	—	—	—	5	(5)

Total Other Revenues	1	1	3	—	3

Total Other Expenses	(4)	(5)	(10)	(25)	(33)

Adjusted Pretax Income (non-GAAP)	$(3)	$(4)	$(7)	$(20)	$(35)

Net Finance Receivables Held for Investment:
Personal Loans	$—	$—	$6	$—	$6
Other Receivables (2)	—	—	136	—	136
Total Net Finance Receivables Held for Investment	$—	$—	$142	$—	$142

Net Finance Receivables Held For Sale	$103	$215	$138	$103	$138

Note:
Other financial information is presented on an adjusted Segment Accounting Basis.
Effective 1Q18, Retail Sales Finance and Real Estate receivables were combined as "Other Receivables."
Prior periods have been revised to conform to the new presentation.
Year-to-Date may not sum due to rounding.

(1)	For the year ended 2017 provision for finance receivable losses includes approximately $5 million increase in net charge-offs attributable to the impact of hurricanes Harvey and Maria.
(2)	On September 30, 2018, the company transferred Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Year Ended

(unaudited, $ in millions)	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Consumer & Insurance	$234	$226	$219	$787	$676
Acquisitions & Servicing	—	—	—	1	1
Other	(9)	(4)	(7)	(132)	(41)
Segment to GAAP Adjustment	(11)	(23)	(25)	(32)	(205)
Income Before Income Taxes - GAAP basis	$214	$199	$187	$624	$431

Pretax Income - Segment Accounting Basis	$234	$226	$219	$787	$676
Net Loss on Repurchases and Repayments of Debt (1)	—	—	—	63	18
Acquisition-Related Transaction and Integration Expenses (1)	6	9	10	47	66
Restructuring Charges	8	—	—	8	—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$248	$235	$229	$905	$760

Pretax Income - Segment Accounting Basis	—	—	—	1	1
Adjustments	—	—	—	—	—
Acquisitions & Servicing Adjusted Pretax Income (non-GAAP)	$—	$—	$—	$1	$1

Pretax Loss - Segment Accounting Basis	$(9)	$(4)	$(7)	$(132)	$(41)
Net Loss on Sale of Real Estate Loans (2)	6	—	—	6	—
Non-Cash Incentive Compensation Expense (3)	—	—	—	106	—
Acquisition-Related Transaction and Integration Expenses (1)	—	—	—	—	6
Other Adjusted Pretax Loss (non-GAAP)	$(3)	$(4)	$(7)	$(20)	$(35)

Springleaf Debt Discount Accretion	$(6)	$(6)	$(11)	$(24)	$(69)
OMFH LLR Provision Catch-up	(4)	(4)	(3)	(15)	(35)
OMFH Receivable Premium Amortization	(8)	(10)	(24)	(50)	(142)
OMFH Receivable Discount Accretion	4	4	16	22	56
Other	3	(7)	(3)	35	(15)
Total Segment to GAAP Adjustment	$(11)	$(23)	$(25)	$(32)	$(205)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)	In 4Q18, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.
(3)	Incentive compensation expense associated with the Fortress transaction, this expense was non-cash, equity neutral and not tax deductible.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	12/31/18	9/30/18	12/31/17

Consumer & Insurance	$16,195	$15,777	$14,820
Acquisition & Servicing	—	—	—
Other (1)	—	—	142
Segment to GAAP Adjustment	(31)	(27)	(5)
Net Finance Receivables - GAAP basis	$16,164	$15,750	$14,957

Consumer & Insurance	$773	$753	$724
Acquisition & Servicing	—	—	—
Other (1)	—	—	36
Segment to GAAP Adjustment	(42)	(47)	(63)
Allowance for Finance Receivable Losses - GAAP basis	$731	$706	$697

(1) On September 30, 2018, the company transferred real estate loans from held for investment to held for sale.

OneMain Holdings, Inc.

Investor Contact:
Rohit Dewan 812-492-2582
rohit.dewan@omf.com

Source: OneMain Holdings, Inc.